Exhibit 99.1

INmune Bio, Inc., Virginia Commonwealth University, and Barrow Neurological Institute Receive Department of Defense Funding to Study the Role of Traumatic Brain Injury in the Development of Alzheimer’s Disease

XPro1595 decreases development of amyloid beta and tau following TBI in murine model of Alzheimer’s disease

Boca Raton, Florida, Dec. 22, 2022 (GLOBE NEWSWIRE) --  INmune Bio, Inc. (NASDAQ: INMB) (the “Company”), a clinical-stage immunology company focused on developing treatments that harness the patient’s innate immune system to fight disease in concert with Virgina Commonwealth University (VCU) and Barrow Neurological Institute have received a grant from the Department of Defense (DoD). The grant is titled: Novel solTNF inhibitor improves outcomes in a mouse model of TBI-induced AD. The funding covers a collaboration that studies the impact of traumatic brain injury (TBI) in the development of Alzheimer’s disease (AD) related pathology. These DoD funded studies are a collaboration between Dr. Kirsty Dixon, Associate Professor of Surgery and director of Surgery’s Neurotrauma Repair Laboratory at Virginia Commonwealth University, and Dr. Elliott Mufson, Professor of Neurobiology and the director of the Alzheimer’s disease research laboratory at Barrow Neurological Institute and INmune Bio.

“This is a great example of collaboration for innovation,” said RJ Tesi MD, CEO of INmune. “Two stellar academic institutions combine with industry (INMB) and government (DoD) to answer an important medical question.“

TBI is a risk factor for developing AD, although reasons for this remains largely unknown. The ApoE4 allele is the strongest known risk factor for late onset AD, and the presence of human ApoE4 following TBI results in accumulation of AD pathology (soluble Aβ and tau/p-tau levels). Evidence suggests a role for soluble tumor necrosis factor (sTNF) and its receptor TNFR1 in the development of AD in patients with previous TBI, especially in individuals carrying the APOE4 allele. These studies will use XPro1595 to determine the contribution of ApoE4 and TBI on sTNF/TNFR1-induced hippocampal inflammation, AD pathology and dendritic spine plasticity, that collectively promote cognitive impairment.

“Much of the neurologic damage after TBI is driven by neuroinflammation,” said Kirsty Dixon, PhD, associate professor in the Department of Surgery at the VCU School of Medicine. “This study aims to confirm that neuroinflammation caused by an acute neurologic injury has long-term consequences that contribute to dementia and that early intervention can prevent disability later in life.”

"We know that traumatic brain injury can accelerate the onset of Alzheimer's disease, however little is known about the association between the two diseases," says Elliott Mufson, PhD, researcher at Barrow Neurological Institute.  "This study is an important step toward helping us better understand the relationship between these disorders and to develop effective therapies."

About INmune Bio, Inc.

INmune Bio, Inc. is a publicly traded (NASDAQ: INMB), clinical-stage biotechnology company focused on developing treatments that target the innate immune system to fight disease. INmune Bio has two product platforms that are both in clinical trials: The Dominant-Negative Tumor Necrosis Factor (DN-TNF) product platform utilizes dominant-negative technology to selectively neutralize soluble TNF, a key driver of innate immune dysfunction and a mechanistic driver of many diseases. DN-TNF product candidates are in clinical trials to determine if they can treat cancer (INB03™), Mild Alzheimer’s disease, Mild Cognitive Impairment and treatment-resistant depression (XPro™). The Natural Killer Cell Priming Platform includes INKmune™ developed to prime a patient’s NK cells to eliminate minimal residual disease in patients with cancer. INmune Bio’s product platforms utilize a precision medicine approach for the treatment of a wide variety of hematologic and solid tumor malignancies, and chronic inflammation. To learn more, please visit www.inmunebio.com.

Forward Looking Statements

Clinical trials are in early stages and there is no assurance that any specific outcome will be achieved. Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations but are subject to a number of risks and uncertainties. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. INB03™, XPro1595, and INKmune™ are still in clinical trials or preparing to start clinical trials and have not been approved by the US Food and Drug Administration (FDA) or any regulatory body and there cannot be any assurance that they will be approved by the FDA or any regulatory body or that any specific results will be achieved. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s ability to produce more drug for clinical trials; the availability of substantial additional funding for the Company to continue its operations and to conduct research and development, clinical studies and future product commercialization; and, the Company’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. These and other factors are identified and described in more detail in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q and the Company’s Current Reports on Form 8-K. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release.

INmune Bio Contact:

David Moss, CFO
(858) 964-3720
info@inmunenbio.com

Investor Contact:
Jason Nelson, Core IR
(516) 842-9614 x-823